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                                  EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of UTi Worldwide Inc. on Form S-8 of our report dated April 28, 2000, except for Notes 27 and 29, as to which the date is August 11, 2000, and October 26, 2000 as to the last paragraph of Note 31, appearing in the Prospectus, which is part of Registration Statement No. 333-47616 on Form F-1 of UTi Worldwide Inc. and of our report dated April 28, 2000 relating to the financial statement schedules also appearing in Registration Statement No. 333-47616 on Form F-1.



/s/  DELOITTE & TOUCHE

Deloitte & Touche
Chartered Accountants

St. Peter's House
Le Bordage
St. Peter Port
Guernsey GYI 3HW
Channel Islands

April 9, 2001